Exhibit 99.1

UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued on next page)

The information presented below is intended solely to show the attribution of assets, liabilities, revenue, and expenses to the Class V Group in accordance with the Tracking Stock Policy of Dell Technologies Inc. ("Dell Technologies" or the "Company"), a copy of which is filed as Exhibit 99.2 to the Company’s annual report on Form 10-K for the fiscal year ended February 3, 2017. The individual income and expense line item amounts reflected in the column for VMware, Inc. ("VMware") are for informational purposes and do not represent actual income and expenses of the Class V Group. The Class V stockholders do not have any special rights related to, direct ownership interest in, or recourse against the assets and liabilities attributed to the Class V Group. Holders of the DHI Group Common Stock and the Class V Common Stock are stockholders of the Company and subject to all risks associated with an investment in the Company and all of its businesses, assets, and liabilities. This financial information could change in the future based on allocations or reallocations of assets and liabilities to the Class V Group.

	Three Months Ended
	May 5, 2017
	VMware Reportable Segment	Adjustments and Eliminations (a)	VMware
	(in millions)
Net revenue	$1,736	$—	$1,736
Cost of net revenue	239	50	289
Gross margin	1,497	(50)	1,447
Operating expenses:
Selling, general, and administrative	673	115	788
Research and development	338	83	421
Total operating expenses	1,011	198	1,209
Operating income (loss)	$486	$(248)	238
Interest and other income (expense), net attributable to VMware			20
Income before income taxes attributable to VMware			258
Income tax provision attributable to VMware			26
Net income attributable to VMware			$232
____________________

(a)
Adjustments and eliminations primarily consist of intercompany sales and allocated expenses, as well as expenses that are excluded from the VMware reportable segment, such as amortization of intangible assets, stock-based compensation expense, severance, and integration and acquisition-related costs.

Reconciliation of net income attributable to VMware to Class V Common Stock economic interest in Class V Group:

May 5, 2017
(in millions)
Net income attributable to VMware	$232
Less: Net income attributable to non-controlling interests	(41)
Net income attributable to Class V Group	191
Less: DHI Group's 38.0% weighted average retained interest in Class V Group	(73)
Class V Common Stock allocated interest in Class V Group	$118

UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued)

Reconciliation of VMware total net assets to Class V Common Stock allocated interest in Class V Group:

VMware as of May 5, 2017
(in millions)
VMware balance sheet information
Total assets (1)(2)	$16,241
Total liabilities (1)(2)	8,173
VMware total net assets	$8,068

Class V Group as of May 5, 2017
(in millions)
VMware total net assets	$8,068
Less: Net assets attributable to non-controlling interests (3)	(1,468)
Net assets attributable to Class V Group	6,600
Less: DHI Group's 38.4% retained interest in Class V Group	(2,535)
Class V Common Stock allocated interest in Class V Group	$4,065

Inter-group assets (4)	$—
Inter-group liabilities (4)	$—
____________________

(1)	Represents VMware's unadjusted assets and liabilities as of May 5, 2017 as consolidated into the Company's balance sheet.

(2)	As determined by Dell Technologies' board of directors, the Company has not allocated any assets or liabilities between the DHI Group and the Class V Group.

(3)	Reflects the impact of non-controlling interests on net assets attributable to the Company, which had an ownership interest of 81.8% of VMware’s outstanding shares of common stock as of May 5, 2017.

(4)
Represents inter-group assets/liabilities between the Class V Group and the DHI Group in accordance with the Tracking Stock Policy. The Tracking Stock Policy states that any ordinary course commercial inter-group transactions are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

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